EXHIBIT 99

                             FIRST FINANCIAL BANCORP

                             P R E S S  R E L E A S E

For Immediate Release                                          November 15, 2004

Contact Person:
Leon Zimmerman
President and CEO
(209) 367-2000

                  First Financial Bancorp Reports 133% Increase in Quarterly Earnings and 89% Increase in Year-to-date Earnings

         Lodi, Calif. (Business Wire) - November 15, 2004 - First Financial Bancorp (OTCBB: FLLC) the parent company (the Company) of Bank of Lodi, N.A., today reported net income for the third quarter of 2004 totaling $445,000, an increase of 133% from $191,000 in net income for the same period in 2003. Diluted earnings per share for the third quarter of 2004 totaled $0.23, a 130% increase from the $0.10 per diluted share earnings for the third quarter in 2003. Net income for the nine-month period ended September 30, 2004 totaled $1,690,000, a 89% increase over the $892,000 earned during the same period last year. Year-to-date diluted earnings per share for the first nine months of 2004 totaled $0.88, an increase of 87% over the prior year per diluted share earnings, which totaled $0.47.

         The Company has continued to experience growth in each of its key strategic areas - assets, loans and deposits. When comparing September 30, 2004 to the same date last year, total assets increased $43.3 million, or 14.9%, to total $333.3 million, total loans increased $39.8 million or 22.4%, to total $218.0 million and total deposits increased $16.0 million or 6.2%, to total $276.0 million. Return on average equity for the three and nine month periods ended September 30, 2004 totaled 8.58% and 10.78%, respectively, compared to 3.86% and 6.10% for the same periods in 2003.

         "We are very pleased with the financial success of our Company," reported Leon Zimmerman, President and Chief Executive Officer. "Our income for the year is nearly double that of last year and is ahead of our strategic plan. We are also excited with the progress we are making in completing the merger transaction with Placer Sierra Bancshares," reported Zimmerman. The Company's shareholders recently approved the merger transaction at a special meeting held on November 3, 2004 at which time 75.6% of the shares outstanding voted in favor of the transaction.

         Net interest income totaled $3,640,000 in the third quarter of 2004, compared to $2,446,000 for the same period last year, representing an increase of $1,194,000, or 49%. Compared to year-to-date 2003, net interest income in 2004 increased $2,221,000, or 28%, to $10,168,000 from $7,947,000. The increase in net interest income is primarily due to increases in earning assets. Average earning assets increased $32.4 million, or 19.9%, during the first nine months of 2004 as compared to the same period in 2003. The Company's average cost of funding its earning assets decreased from 1.20% during the third quarter of 2003 to 0.91% during the third quarter of 2004, and decreased to 0.95% during the nine months ended September 30, 2004 from 1.22% for the same period of 2003. During the first nine months of 2004, the net interest margin increased to 4.71% compared to 4.65% for the same period of 2003, principally as a result of the continued low interest rate environment.

         The provision for loan losses totaled $326,000 and $561,000 for the three and nine month periods ended September 30, 2004. This compares to a provision of $0 and $312,000 during the three and nine month periods ended September 30, 2003. Net charge-offs for the nine-month period ended September 30, 2004 totaled $859,000 as compared to $105,000 for the same period in 2003 and were primarily related to nonperforming agricultural loans of a single borrower. Total nonperforming loans decreased $2,733,000 during the first nine months of 2004. At September 30, 2004, nonperforming loans totaled $1,147,000 or 0.5% of gross loans as compared to $3,880,000, or 2.1% at December 31, 2003 and $2,360,000, or 1.3% at September 30, 2003. The ratio of the allowance for loan losses to gross loans was 1.4% and 1.8% at September 30, 2004 and 2003, respectively.

         Noninterest income totaled $940,000 for the quarter ended September 30, 2004 representing a decrease of $151,000, or 13.8% when compared to the prior year quarter. For the nine months ended September 30, 2004, noninterest income decreased $378,000, or 11.2% when compared to the same period of 2003. The decreases in noninterest income are principally related to a decline in the Company's residential mortgage lending activity during 2004 when compared to 2003. During the three and nine month periods ended September 30, 2004, gains on the sale of loans decreased $211,000, or 67.4% and $490,000, or 52.2%, respectively, as compared to the same periods in 2003. Gains on the sale of investment securities during the three month period ended September 30, 2004 totaled $21,000 compared to zero for the three month period ended September 30, 2003. Gains on the sale of investment securities during the nine month period ended September 30, 2004 totaled $86,000, which is a decrease of $2,000 when compared to the same period in 2003.

         The Company experienced an increase in noninterest expense totaling $329,000, or 9.9% for the third quarter of 2004 compared to 2003. For the first nine months of 2004, noninterest expense increased $419,000, or 4.3%, compared to the first nine months of 2003. Salaries and employee benefits increased $221,000 and $239,000 respectively, during the third quarter and nine month periods in 2004 when compared to 2003, and occupancy expense increased $75,000 and $241,000 during the third quarter and nine month periods in 2004 when compared to the same periods in 2003, respectively. The increases in noninterest expense were primarily related to the opening of the new branch in downtown Sacramento in September 2003. In addition, salaries and employee benefits expense during the first nine months of 2004, when compared to the same period in 2003, were impacted by a $93,000 reduction in commissions expense due to the decreased volume of residential mortgage activity.

         First Financial Bancorp is the parent of Bank of Lodi, N.A., a locally owned community bank formed in 1982. Bank of Lodi, N.A. offers financial services via the web at www.bankoflodi.com, by phone at 888-265-8577, at any one of its nine branches located in the communities of Lodi, Woodbridge, Lockeford, Galt, Plymouth, San Andreas, Elk Grove, Folsom and Sacramento or its loan production office located in Folsom, Ca.

         This press release contains forward looking statements within the meaning of "safe harbor" provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as such, may involve risks and uncertainties. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations, are generally identifiable by the use of words such as "believe", "expect", "intend", "anticipate", "estimate", "project", or similar expressions. These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, potential future performance, potential future credit experience, perceived opportunities in the market, and statements regarding the Company's mission and vision. The Company's actual results, performance, and achievements may differ materially from the results, performance, and achievements expressed or implied in such forward-looking statements due to a wide range of factors including (1) the receipt of regulatory approval for the Placer Sierra Bancshares acquisition, (2) deterioration in general economic conditions, internationally, nationally or in the state of California, (3) increased competitive pressure among financial services companies, (4) changes in the interest rate environment reducing interest margins or increasing interest rate risk, (5) the impact of terrorist acts or military actions, and other factors which are set forth in our annual and quarterly reports on file with the SEC. Forward-looking statements speak only as of the date they are made, and First Financial Bancorp does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

                               (Tables to Follow)



                    FIRST FINANCIAL BANCORP AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)
                    (in thousands, except per share amounts)

                                                         THREE MONTHS ENDED               NINE MONTHS ENDED
                                                           SEPTEMBER 30,                    SEPTEMBER 30,
                                                    -----------------------------    -----------------------------
                                                        2004            2003             2004            2003
                                                    -----------------------------    -----------------------------
Total interest income                                 $   4,301       $   3,196         $ 12,218        $ 10,033
Total interest expense                                      661             750            2,050           2,086
                                                    -------------   -------------    -------------   -------------
Net interest income                                       3,640           2,446           10,168           7,947
Provision for loan losses                                   326              --              561             312
Noninterest income                                          940           1,091            2,983           3,361
Noninterest expense                                       3,662           3,333           10,241           9,822
Provision for income taxes                                  147              13              659             282
                                                    -------------   -------------    -------------   -------------
Net income                                            $     445       $     191         $  1,690        $    892
                                                    =============   =============    =============   =============

Basic earnings per share:
     Net income available for common stock
       shareholders                                      $0.25           $0.11            $0.94           $0.50
     Weighted average shares                         1,815,658       1,789,582        1,793,590       1,791,797

Diluted earnings per share:
     Net income available for common stock
       shareholders                                      $0.23           $0.10            $0.88           $0.47
     Weighted average shares                         1,956,461       1,915,829        1,920,637       1,894,241

Selected ratios:
     Annualized return on average total equity           8.58%           3.86%           10.78%           6.10%
     Annualized return on average total assets           0.55%           0.27%            0.69%           0.44%
     Average equity to average assets                    6.37%           6.93%            6.42%           7.15%
     Net interest margin                                 4.99%           3.93%            4.71%           4.65%



                                                                       SELECTED BALANCE SHEET DATA
                                                                              (in thousands)
                                                                               (Unaudited)

                                                        -----------------------------------------------------------
                                                         September 30,         December 31,        September 30,
                                                              2004                 2003                 2003
                                                        -----------------    -----------------    -----------------
Total assets                                                   $333,265              321,813              289,947
Securities, available for sale                                   65,021               90,270               68,650
Total loans, gross                                              217,970              182,565              178,150
Allowance for loan losses                                         2,964                3,262                3,264
Total deposits                                                  275,983              278,155              259,961
Other borrowings                                                 30,413               19,255                5,155
Total stockholders' equity                                       21,918               19,967               19,721

Nonperforming loans                                            $  1,147                3,880                2,360
